Exhibit 99.1

Air Lease Corporation
Earnings Call Transcript – Q1 2022
May 5, 2022; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Jason Arnold	Vice President, Finance
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Catherine O'Brien	Goldman Sachs
Jamie Baker	JP Morgan Chase & Co
Mark Streeter	JP Morgan Chase & Co
Moshe Orenbuch	Crédit Suisse AG
Hillary Cacanando	Deutsche Bank
Tom Fitzgerald	Cowen and Company
PRESENTATION

Operator: Ladies and gentlemen, welcome to the Air Lease First Quarter 2022 Earnings Conference Call. (Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to turn the conference over to your host, Mr. Jason Arnold, Head of Investor Relations. Sir, please go ahead.

Jason Arnold: Good afternoon, everyone, and welcome to Air Lease Corporation's First Quarter 2022 Earnings Call. This is Jason Arnold, and I'm joined this afternoon by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our first quarter 2022 results, a copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, May 5, 2022, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding the state of the airline industry, including the impact of sanctions imposed on Russia, our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, May 5, 2022. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we may be using during the call such as adjusted net income before taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definitions of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and the 10-Q we issued today. This release can be found in both the Investors and the Press section of our website at airleasecorp.com.

As a reminder, unauthorized recording of this conference is not permitted. I would like to turn the call now over to our Chief Executive Officer and President, John Plueger. John?

John L. Plueger: Thanks, Jason. Good afternoon, everyone, and thank you for joining us today. I'd like to begin by expressing our sorrow on the war in Ukraine. The devastation and loss of life is a humanitarian disaster of horrific proportions, and our thoughts and prayers are with all of those affected.

To this end, just as we did with COVID relief for India, Air Lease Corporation, working and partnering with ISTAT, provided the leading $100,000 donation for the Ukraine Relief Fund, which supports AirLink and other nongovernmental organizations who provide humanitarian aid to the country. We hope that helps.

Moving on to our first quarter financial results, ALC generated $597 million in total revenue during the quarter, up 26% relative to the first quarter of last year, and achieved record quarterly rental revenue of $567 million. Our adjusted diluted EPS for the first quarter of $1.76 per share rose 71% year-over-year. First quarter performance on an adjusted basis benefited from the growth of our fleet. A significant reduction in cash accounting and lease restructurings, as well as end-of-lease revenue from the termination of our leasing activity in Russia. We purchased eight new aircraft and one used aircraft in the secondary market during the first quarter of '22 for a total of nine aircraft, adding approximately $490 million of flight equipment during the quarter. Our operating cash flow was up roughly 9% relative to the first quarter of last year. I'm very happy to say that the impact of cash accounting and customer accommodations was minimal this quarter as compared to prior periods. We ended the first quarter with a lease utilization rate of 99.5%. So in summary, excluding the Russia write-off, our key operating metrics continue to trend favorably.

We had no aircraft sales in the quarter. And as we commented to you last quarter, our aircraft sales program still remains targeted to the second half of 2022, given OEM delivery delays, and more on the OEMs in a moment.

Of course, as we disclosed in an 8-K filing on April 22nd for Q1, we wrote off our Russian fleet and equity interest. Which resulted in a recording of a charge of $802 million and drove us into a loss position for the quarter. While we were initially successful in retrieving several of our aircraft, it became increasingly clear that those remaining in Russia were not going to be returned. As such, we concluded that a write-off of these assets was the appropriate course of action. Nevertheless, and importantly, I want to underscore the fact that we are vigorously pursuing what we believe are strong and valid insurance claims. I know many of you have questions about the mechanics of the insurance process, but we hope you appreciate this is a complex matter, and there's not a lot more we can comment on in detail at this point in time.

Moving beyond Russia and Ukraine, we continue to see an acceleration of air traffic volumes globally as the pandemic subsides in most regions. Demand for new aircraft, particularly on the single-aisle end of this equation, has been picking up pace significantly and only continues to strengthen as airlines look for near-term lift as traffic demand picks up. Wide-body demand also continues to improve, benefiting from continued relaxation of travel restrictions internationally and from the cargo market. Over the last few months, international traffic volumes have improved dramatically, including Asia, which had been the slowest geographic region in terms of recovery. In fact, according to IATA data just released, international traffic is up well above 200% year-over-year in many regions. For example, Europe is up a staggering 425%; the Middle East 246%; Latin America is 240%; North America 228%; and up 197% in Asia Pacific. We've said in the past that international traffic is the next market segment to take off as the world continues to recover from the pandemic. Accordingly, our order book placement activity directly reflects growing demand with 97% of our deliveries through 2023 now placed. And soon, we expect to be fully placed for 2023 and '24 as those agreements are finalized with new customers. We've recently announced several larger scale new lease placements, which Steve will further comment on. The pace of these larger-scale placements continues.

On the OEM side, both Airbus and Boeing are experiencing rising challenges in delivering aircraft on time, primarily due to supply chain and labor issues. We continue to experience delays on our Airbus narrow-body deliveries. In addition to the supply chain and labor challenges I just mentioned, 737 MAXs continue to be delayed as Boeing still contends with clearing its remaining inventory while simultaneously producing new aircraft. On the wide-body side, the biggest challenge clearly remains with Boeing on the 787. Boeing recently submitted certification plan to the FAA for the 787, which now is currently under review. Approval for resumption of customer deliveries will occur only under the FAA's own timeline and terms, and therefore, we're not expecting delivery resumption in the near term. ALC's own outlook for 787 deliveries this year remains unchanged relative to last quarter, with only one of our contractual 2022 deliveries expected to occur this year. Again, these are our estimates. Boeing clearly has its hands full at present, with also significantly delayed certification and entry into service of the 777X; the delayed certification of the 737-7 and -10 variants and a sizable backlog of previously produced 737s in inventory, which, while sold, are yet to be delivered. Any one of these challenges alone would prove burdensome, but to have all at once is clearly taxing for the organization. One comment I'll add on the 777X delay. We do believe that, that delay adds support for existing 777 aircraft and their lease rates and values on top of the demand for airfreight. So OEM delays our overall strengthening demand for used aircraft, and we are seeing increased requests for lease extensions across the board for both single- and twin-aisle aircraft.

Despite current and forecast future delays, the last time we spoke in February we discussed our Airbus order, the largest in ALC's history, along with the new order and conversions for 50 Boeing 737-8 and -9 MAXs. We remain very excited about these orders as we feel the timing was right, and we're seeing this decision to bear fruit as the inbound interest for these aircraft has been strong. With Airbus effectively sold out on A320 and 21neo narrowbodies through the end of '26, and Boeing quickly heading that way as well on the MAX, we see these positions as likely to only increase in value to us over time. When combining rising demand with production delays, the route to a potential shortage of commercial aircraft is clearly laid out in our minds, and we believe this is a likely outcome that will manifest in 2023 and beyond.

Taking into account OEM delays, we continue to expect $3.5 billion to $4.5 billion of deliveries over the course of 2022. We expect $1.2 billion of aircraft deliveries and investments in the second quarter, also, of course, subject to delays. We will continue to look for opportunistic sale leaseback transactions in combination with our management platforms where we can combine sale leasebacks with simultaneous future placements from our own order book aircraft. And as well pursuing one-off aircraft acquisition opportunities in the secondary market as illustrated with the new 737-800 we purchased in this first quarter. While the sale leaseback market has become overheated and return opportunities unattractive over the past year, we believe that the rise in interest rates may result in the excess capital dedicated to this segment cooling off, given increased cost of funding and reduced access to capital for some of the smaller new entrants in this space in particular. Given continued strong financing needs for the airline industry and appeal for leasing, this could yield an uptick in incremental investment opportunities for us. Whether the OEM surprised us by getting back on track with deliveries, or opportunistic investments arise, we remain well positioned for either outcome.

We're also well positioned on our funding, with a strong liquidity position of $8.3 billion and significant ongoing access to the investment-grade capital markets. During the first quarter, we issued $1.5 billion of notes in January at a blended rate of approximately 2.5%, prior to broader market interest rates spiking higher. Our composite cost of funds at the end of the first quarter of '22 was 2.77%, the lowest in our company's history, and we remain well positioned for further increases in interest rates, as 95% of our funding is fixed rate, and we expect that our strong balance sheet and credit metrics will allow us to continue funding ourselves at competitive rates as compared to our customer base, which should further support demand for leasing versus other forms of financing. The interest rate escalators built into the majority of our leases, which provide for a onetime upward lease of rate adjustment at the time of delivery of the aircraft, offer upside to lease rates as benchmark interest rates rise, and we are already beginning to see these benefit us as new aircraft are delivered. So we feel very good about our liquidity and funding access as well as our positioning for a rising interest rate environment.

In summary, we're excited to continue to see traffic improving globally and especially to see international traffic finally showing more meaningful signs of recovery. We have the largest combined order book of Airbus and Boeing aircraft in the industry, and demand remains robust for both new aircraft as well as lease financing, which, along with our strong balance sheet and unmatched customer relationships, positions us well for continued success for this foreseeable future.

I'll now turn the call over to Steve Hazy for additional commentary, and to update you on our stock repurchase program. Steve?

Steven F. Udvar-Hazy: John, thank you very much. I'm proud to say that this month, we celebrate ALC's 12th anniversary having purchased our first new jet aircraft on May 19, 2010.

Let me begin by just adding to John's opening comments on Russia and Ukraine that while a tragedy for all humanities, these events are particularly painful for me and my family to watch as an individual whose family was forced to flee from our home, country of Hungary back in the late 1950s, under very similar circumstances. We extend our prayers to all those people affected by this tragedy.

I do want to additionally expand upon the relatively modest impact of Russia shutting itself off from most of the world. Based on IATA estimates in recent months, Russia domestic and international traffic combined represents just a few percent of total global traffic. That percentage of global traffic will continue to fall as seized aircraft become non-airworthy due to unavailability of parts and heavy maintenance capabilities, both within and outside of Russia. The broader European traffic recovery, meanwhile, has continued largely unfazed by the ongoing war, and March and April, again, were the best performing markets in Europe among all the international traffic areas compared to the prior year. Looking at more recent indicators versus IATA and Europe volume increasing nicely, even closure of the Russian air space to most of the airlines around the globe has not been terribly burdensome. Certain legs from Northern Europe to Northeastern Asian countries, are, in some cases, more significantly extended, while routes between Southern Asia and Europe, while longer than before, aren't as dramatically impacted. In either case, this is nothing out of the ordinary for airlines to circumnavigate an airspace closure, whether it's due to volcanic activity, seasonal weather patterns, and we can't forget that avoiding Russian airspace was the standard course of business for airlines prior to the fall of the iron curtain at the end of the 1980s. As an example, Finnair just resurrected a polar route that lasted through during the early 1990s to connect Helsinki Finland directly to Tokyo. Where there is a demand for air travel between city pairs, airlines will find a way. I would also note that these longer routes bode favorably for demand for new, and highly efficient wide-body aircraft in our fleet, such as the Boeing 787, the A330neo and the A350, as well as our youngest 777-300ERs.

Looking at traffic on a more global basis, we are very encouraged to see volumes continue to move beyond the pandemic. IATA's March traffic numbers show strong improvement, with total traffic up 76% year-over-year. Looking at the details, it's the international side that's now seeing the largest percentage growth at 285% year-over-year improvement. Domestic traffic continues to improve even after the surge in -- at the end of 2021. While still coming off relatively low levels, the percentage increases are clearly dramatic. And these are very encouraging signs that the recovery in this segment is finally picking up pace. Domestic traffic continues to gain significant ground in most markets as well, only excluding China, which has recently been impacted by travel restrictions and lockdowns. Forward bookings for most of our airline customers continue to build momentum and strength. We cited a trend of consumers trading the consumption of goods increasingly for services and experiences, and in recent months U.S. economic data is clearly demonstrating an acceleration of this trend as interest rates and hard asset prices continue to rise with inflation. Extrapolated on a broader scale globally, this is also very supportive to the outlook for air travel demand on a global scale.

We clearly see some countries and regions remain constrained by minor outbreaks, and overall COVID cases are down significantly worldwide from peak levels in 2021. More importantly, governments and other regulatory bodies are continuing to relax travel restrictions, many of which had dramatically impacted, if not almost completely halted, air travel to and from their respective countries. In recent months, we've seen Australia, New Zealand, Israel, Morocco and many others reopening borders to the foreign travelers. Most countries in Southeast Asia, which prior to pandemic was the fastest-growing airline market in the world, have also reopened recently and or have near-term plans to reopen very quickly. These countries have come a long way since the struggling of elevated COVID cases and significant restrictions in the past year. A number of European countries have, in recent days and weeks, further reduced remaining restrictions, such as required proof of vaccination, negative COVID testing for inbound passengers, offering increased ease for travelers looking to lock in summer season travel plans. As the primary negative standout, air travel remains highly restrictive in China following its local COVID outbreaks and the country's zero-COVID policy. Hong Kong is the only exception, having recently relaxed very strict COVID restrictions with some further relaxation just announced this week. Interestingly, some suggest that this easing in Hong Kong may be a test case for China to relax its approach as its case loads drop in time. We strongly believe that wide scale lockdowns of the past are increasingly unlikely given the high level of vaccinations and other forms of COVID medical treatments. So ALC's focus on new technology aircraft and replacement of old inefficient aircraft has provided us the benefit throughout the pandemic of not being overly reliant upon the recovery in traffic.

Our fleet planning discussions with both existing and new airline customers continue in earnest and robustly at Air Lease. Recently, we finalized the lease of 25 new 737 MAX aircraft to Malaysia. In February, we placed nine Boeing 737-8 and -9 aircraft with the Corendon Airline group in Turkey, Malta and Netherlands with deliveries in 2022 and 2023. And similarly, in March, we announced the placement of nine new Boeing 737-8 and -9 MAX aircraft with our long-term client Aeromexico, and these aircraft will deliver between July of this year and the summer of 2023. In March, we announced a very significant transaction involving the placement of 15 brand-new Airbus A321 XLRs with Air Canada. These aircraft will deliver in 2024 and 2025. The A321 XLR is really set to be a game changer for Air Canada as well as for many other airlines in the industry, and should open up some very exciting new city pair opportunities, for example between North America and Europe, as well as between North and South America. The expansion of interest in the A321 XLR continues to accelerate on a global scale. Just two days ago, you saw a large-scale order from Qantas of Australia that included, for the first time, the A321 XLR for both domestic and international routes, as well as the A220 and the long-range variant of the A350-1000. Interestingly, these are all aircraft that are in the ALC portfolio. I would just like to remind all of you that ALC was the launch customer for the A321 XLR version of the A321. As we saw early on its significant potential and the same goes for the A350-1000 as well.

In the coming months, you will see many significant lease placement announcements as we capitalize on the strategic strength of the marketplace. Which is also being positively influenced by rising interest rates and inflation, which have historically favored leasing.

Rising fuel costs and interest rates both will have impact on airline operations. But so far, the impact is manageable. On the fuel side of the equation, it is important to note that while it's more costly than in recent years, airlines have operated profitably for extended periods of time with oil at approximately $100 a barrel. That said, new aircraft from our fleet that are anywhere from 20% to 30% more fuel efficient than predecessor aircraft make a real difference to airline bottom line. In addition, lease financing appeal is also on the rise as airline credit costs rise more quickly than those of ALC considering our investment-grade ratings and significant access to the capital markets.

Our deliveries were a bit lighter than expected this quarter, given the continuous OEM delays, but we still delivered nine aircraft total to customers during the first quarter. We delivered two Boeing 737-8s and one used 737-800 to Flyr in Norway, the 737-8 to Cayman Airways, the 737-9 to Alaska Airlines. We also delivered an Airbus A321neo China Airlines in Taiwan and an A321neo LR to Scandinavian Airlines System in Stockholm, as well as an A320-200neo to Vistara in India, an airline owned by Singapore Airlines and the Tata Group. On the wide-body side, we delivered an Airbus A330-900neo to Starlux. All these aircraft were eagerly awaited by these airline customers offering significant fuel and economic efficiency savings, maintenance holidays and in some cases, advanced range and increased capabilities and payloads on their route networks as compared to aircraft previously operated.

I'm also very pleased to announce that in the last few weeks, we fully completed our $150 million common stock repurchase authorizations, having bought back approximately 3.4 million shares of Air Lease Corporation, or roughly 3% of our common shares outstanding. As we shared with you last quarter, we remain highly focused on investing in brand new aircraft on long-term leases as a driving force of our business. Although we fully recognize the value of repurchasing stock as an attractive component of capital allocation when market conditions are appropriate in addition to paying our quarterly dividends. We're very pleased to have executed our repurchase authorization in full at a share price below book value, offering both book value accretion along with EPS accretion over time.

Wrapping up my comments as clearly illustrated by global traffic figures and the trends in our operations, air travel demand is highly durable, but it's also irreplaceable. During the pandemic, many suggested that 2026 or 2025 or even later, would be the soonest that air travel approaches 2019 levels, but they have been proven wrong. Many domestic markets have come very close to exceeding 2019 levels. Business travel, meanwhile, was set to be partially dead for the foreseeable future. But in many markets, it already exceeds pre-pandemic levels. There is no substitute for visiting a customer, a family member, a friend. And you can't experience the city, the countryside, the beach via a webcam or computer screen. It is this fundamental need to connect in person in the real world that drives our industry, and we continue to believe that further meaningful airline industry improvement is clearly visible ahead of us.

And with that, we'll turn the call over to our CFO, Greg Willis, to provide more detail and color on our financial results for the first quarter in 2022.

Gregory B. Willis: Thank you, Steve, and good afternoon, everyone. In the first quarter of 2022, ALC generated revenues of $597 million, up 26% as compared to the first quarter of 2021. This was comprised of $567 million of rental revenues and $30 million of other activities. Approximately $60 million of revenue this quarter was a product of end-of-lease revenue and forfeiture of security deposit income resulting from the termination of our leasing activities in Russia, which approximately covers the lease rentals that would have been due from our Russian fleet for the remainder of the year. The increase in our revenues was primarily driven by the growth of our fleet, a reduced impact from COVID and the end-of-lease revenues I just discussed. Broadly speaking, we continue to witness a firming operating environment for our lessees. COVID-related factors such as cash accounting, base restructuring and deferrals are now minimal as compared to last year. And our outstanding deferred balance continues to be repaid as expected.

Now on to expenses. I want to add some additional detail on the Russia fleet write-off. As John mentioned, we wrote off $802 million in connection with our owned and managed fleets in Russia. This is comprised of $791 million related to our own fleet located in Russia and $11 million related to our interest in our managed vehicles with Russian exposure. As it became clear that the Russian government was not going to permit the return of these aircraft in accordance with our lease agreements, we were forced down an accounting path that led to the write-off that we previously announced. And based upon these facts, we feel strongly about the validity of our insurance claims and we'll pursue them vigorously.

Importantly, I do want to point out that any cash recoveries we do receive on the Russian fleet will go directly to the bottom line as the accounting rules are very clear and do not permit us to write the assets back up.

Moving on to operating expenses. Interest expense was relatively flat year-over-year driven by the growth of our fleet, largely offset by a decline in our composite cost of funds. Our composite rate decreased to 2.77% as of quarter end from 3.02% in the prior year. I think that it is important to highlight that despite the increase in our debt balance by $1.7 billion. Our interest expense remained flat. This is a testament to the low-cost funding we were able to achieve in the capital markets over the past year. Depreciation continues to track the size of our fleet, while SG&A rose over the course of 2021, as we return to a more normalized level of operating expenses as compared to prior years. SG&A was somewhat elevated during the first quarter given expenses related to aircraft transitions.

John covered our first quarter capital markets issuances, but I do want to add a few brief comments here. We remain firmly dedicated to maintaining our investment-grade balance sheet, utilizing unsecured debt as our primary form of financing, maintaining a target mix of fixed rate financing at 80% and having a target debt-to-equity ratio of 2.5x.

As of the end of the quarter, our unsecured funding represented 99% of our total debt financing. And we continue to maintain over $25 billion of unencumbered assets on our balance sheet. The interest rates on our debt are currently 95% fixed, positioning us very well for a rising rate environment. We ended the period with a debt-to-equity ratio of 2.88x on a GAAP basis, which net of cash on the balance sheet is approximately 2.6x. While leverage is now somewhat above our target due to the Russia fleet write-off,we expect this to trend back towards our target as we grow our business and resume our aircraft sales activities. We have recently increased the capacity of our revolving credit facility from $7 billion to $6.8 billion and extended the final maturity by one year to 2026. Which further supports our liquidity position as well as supporting our future fleet expansion. We continue to expect to maintain elevated levels of liquidity until the broader aviation market regains further ground. And overall, we remain very well positioned from a balance sheet perspective.

Lastly, I'd like to highlight the size and scale of our forward order book relative to our existing fleet, a topic that I think has been somewhat overshadowed over the last several years due to the MAX strategies, COVID, 787 program delays and the crisis in Russia and Ukraine. At the end of the first quarter, our flight equipment balance, net of depreciation, totaled $22.3 billion, while our forward order book purchase commitments totaled approximately $28.8 billion. Net of depreciation and sales activity, this roughly represents a doubling of our fleet from just our order book deliveries alone over the next five to six years. There are very few businesses that can telegraph this magnitude of growth over a largely defined time horizon. Our business model is built around leasing out brand new aircraft on long-term lease agreements, generating attractive and consistent returns while utilizing modest financial leverage. Furthermore, our interest rate risk management approach puts us on solid footing for our existing fleet as market interest rates continue to rise in the current rate environment, while our future deliveries should also continue to benefit from a rise in interest rates as well, as John and Steve mentioned previously. It is great to see the recovery of the global air travel industry continue to take hold following the pandemic. And similarly, our outlook for ALC for the year ahead and beyond remains bright. And with that, I'll turn the call back over to Jason for the question-and-answer section of the call.

Jason Arnold: Thank you, Greg. This concludes management's commentary and remarks with the question-and-answer session. (Operator Instructions). Now I'd like to hand the call over to the operator to open up the line for the Q&A session. Ludi?

Q & A

Operator: (Operator Instructions)

And your first question comes from the line of Catherine O'Brien from Goldman Sachs.

Catherine Maureen O'Brien: So John, I think you mentioned in your prepared remarks that higher interest rates may lead to the exit of some of that excess capital currently transacting the sale leaseback market. Is that something you've already started to see signs of? Or is that just based on the cost of capital for some of the non-IT players in that market?

John L. Plueger: Well, I think it is our expectation. I can't say yet that we actually see this in the sale leaseback market. Again, our primary business is not sale leasebacks, so it's not as if we're out there pursuing a lot. However, reality is reality and rates are rising. And so I would just say that's largely our expectation. I would be surprised that, that expectation was not seen in the next three to four to five months.

Catherine Maureen O'Brien: That's really interesting. Maybe just like a related one on just the relative cost of capital between -- totally understand sale leaseback is a very strong part of the business. But -- so just maybe an incremental opportunity going forward, potentially if we do see that excess capital come out given the delivery delays at the OEMs, back at the conference we hosted here at Goldman in December, I had a rating agency panel, and they basically spend an hour talking about how COVID was a great stress test and the industry overall, particularly someone like yourself, probably deserve a ratings upgrade. Are those conversations that you're having now with the rating agencies?

Steven F. Udvar-Hazy: Yes, we continue to have conversations with the rating agencies, and they appreciate the trend line that we're on. And with the robust growth in our revenues, the firming up of lease rates, the global demand for the type of aircraft that we have, those conversations will intensify in the coming quarters.

Catherine Maureen O'Brien: Got it. If I can sneak one quick modeling one in for Greg. I just wanted to confirm something from the prepared remarks, Greg. I think you said that the $60 million or so of end-of-lease revenue associated with Russia offset lost rental revenue for the year. So I just wanted to confirm that we should be thinking about that lost Russia revenue being about $60 million per annum, is that right?

Gregory B. Willis: I would say in the Q, we actually have more detail. I think we say that it's about $18 million a quarter.

Steven F. Udvar-Hazy: Keep in mind that we had some of those aircraft due to return at the end of their leases in the next 24 months.

Operator: And the next question comes from the line of Jamie Baker from JPMorgan.

Jamie Nathaniel Baker: It's Jamie, and Mark will take my follow-up if that's okay. Steve, looking forward to seeing you tomorrow.

Question for John, so one byproduct of COVID has been a significantly heightened awareness amongst investors about deferrals. And unfortunately, one question that we're getting is whether Air Lease is poised to receive Myriad deferral requests in light of what's happening with Jet kerosene prices, notwithstanding my own views on this topic.

Could you just comment, pre-COVID, what was your experience with deferral requests over the course of your career, not just limited to Air Lease. Under what sort of economic conditions did they typically occur? Just a little color on that to assuage some of the questions that we're taking on the topic.

John L. Plueger: Sure. Well, the short answer, Jason (sic) [Jamie], is no. We've not received any recent deferral requests due to the higher costs associated with fuel. And I would also add, since you focused pre-COVID, and I will also add our prior 30-plus years at our former company, keep in mind that we have always been leasing the most fuel-efficient aircraft that are out there and the youngest.

So the truth is, is that I can recall little to no deferral requests that I can attribute primarily because airlines were paying higher fuel rates, or fuel costs. Again, the more common outgrowth is instead a request of an accelerated replacement of their older fleet with aircraft that we may have on order or in our fleet. And frankly, it was more common for us to either be frustrated - we didn't have the -- or they were asking too late or we didn't have the aircraft to provide.

So while there may be an isolated exception, I'm hard pressed to think about it from my memory. We've not seen any evidence of that today. Generally speaking, of course, if airlines come under a lot of financial duress generally due to fuel prices or other aspects, it's not beyond the expectation that they come back to lessors and ask for help.

But I can tell you that given what we've gone through COVID and all the restructurings that have been done, I can tell you that from Air Lease's corporate perspective, and I would venture to guess from many others as well, we've already kind of gave it the office. I mean we have done a lot for our customers. And I don't believe we're going to be overly anxious to cooperate with such things. Airlines are sophisticated organizations. They have a good forward view. And the best thing they can do is to operate the most efficient aircraft that we offer.

Jamie Nathaniel Baker: Thanks for that, John. That was the one I expected, but obviously, more coming from you than me. A follow-up for Mark.

Mark Stephen Streeter: John and Steve, we spent a lot of time at our conference discussing with you the difference in your Russia portfolio and how your exposure was basically exclusively to the private Russian airlines. It looks like it did not make a difference in your impairment charge. But I'm wondering as you pursue insurance claims, could it make a difference?

Is it more likely that for your portfolio, for example, you could be reunited with aircraft down the road if sanctions are relaxed or something like that? Or should we just assume that you're simply going to get a full payout of whatever you get with the insurance companies. Wondering if you can add some color on that.

Steven F. Udvar-Hazy: I think it's too early, Mark, to comment on the recoveries and the timing of recoveries. As we said before, we have a very strong case on our policies, and we'll vigorously pursue those.

Bear in mind that some of these airlines -- private airlines in Russia, we've had long-term relationships with, some spanning more than 20 years. So as circumstances may change in Russia, there could be avenues where some of these aircraft could be reinstated subject to sanctions and other government regulations and become normalized again.

So I think it's just too early as we sit here in May of 2022 to make predictions. But I can tell you that our relations with these airlines were very cooperative, and these airlines were all looking forward to additional business with us in the future.

John L. Plueger: I would also add, Mark, that I still submit that there is a difference between privately owned versus state-owned carriers in Russia. I can only tell you that, as Steve said, those carriers are so anxious to be able to get behind this and to move forward as quickly as possible. I'm not 100% certain that it would be as quick with Russian state-owned airlines. I'm speculating, but I'm not 100% convinced that it's going to be as quick.

Steven F. Udvar-Hazy: And Mark, on that same topic, the one thing that we didn't really get into very much in our formal presentation, the aircraft that we had destined to go to Russia in the future. And we had a number of new aircraft, particularly A321neos, that were scheduled to go to Russian airlines on contracts that were signed back in 2020 for delivery this year and next year, we have now placed all, I repeat, placed all of those aircraft with airlines in the Americas and Europe.

So all of the aircraft that were destined for Russian customers have now been placed on long-term leases.

Mark Stephen Streeter: And Steve, was that the same or higher lease rates?

Steven F. Udvar-Hazy: Pretty much equivalent lease rates, some a little higher, yes. I can think of two A321neos where the lease rates were about 14% higher than what they would have been had they gone to the original lessee in Russia. We also placed four A220s that were going to go to a Russian airline this year, to a major flag carrier in Europe. We placed several A321neos for delivery to a carrier in the Americas.

So I think that demonstrates what John was talking about earlier about the resilience and strength of the single-aisle market. We had a number of different airlines lined up competing for these assets.

Operator: And the next question comes from the line of Moshe Orenbuch from Credit Suisse.

Moshe Ari Orenbuch: John, I think you alluded to the idea of perhaps a greater propensity towards lease extensions for your existing aircraft. Could you just kind of talk that out a little bit more? And how much of that you're likely to do and how you think about that for Air Lease?

John L. Plueger: Well, I think it's actually pretty simple. We are seeing requests for lease extensions earlier than in the past. When I say earlier, normally, you talk about lease extensions of the lease during the year -- during the eight months to one year that are before the lease expiry.

Now airlines are coming to us one to 1.5, in some cases, two years ahead of time, expressing an interest in extending leases. An aircraft that, for example, a year ago, some wide-body aircraft that I thought would certainly be returned based on our thoughts at the time, we're now in the process of extending, one of them with a large carrier in North America. It just is another example.

So I would say that the cargo markets have leant particular strength to extensions of wide-body aircraft because of the higher cargo and freight rates. Those aircraft have largely been able to earn their own keep just by the freight revenue and excluding most of the passenger revenue. So we see this trend continuing. And I expect it will continue for the next 15 to 18 months.

And we recently got two RFPs, for example, from, again, a major carrier in North America that due to their own aircraft deliveries from OEM delays, they were looking for bridging aircraft, both on the single aisle and the twin aisle side for different periods of time. So all of the things I tried to capture in my opening remarks are happening, and these are just several small examples and circumstances that we're seeing and we expect to continue to see.

Moshe Ari Orenbuch: Got it. And maybe this is a little bit theoretical at this point, but you said that net of cash, you're at 2.6x leverage. So you're not very far above your target. And so as you receive any proceeds and whether it's a week from now or six months from now or two years from now, any thoughts about how you'll be deploying that capital? Because it's likely to come in obviously, not all at once, but it could be lumpy in terms of that. And any thoughts there?

Gregory B. Willis: This is Greg. I think we'll wait and see. I mean I think we have to look at the current environment, how things are going with Boeing and Airbus and their delivery streams, how the sales program is going. But clearly, if you receive a substantial amount of cash, it goes straight to equity through the bottom line. We need to think about capital allocation.

Steven F. Udvar-Hazy: Yes. We do have some opportunities, I think, coming up in the next 12 months. A number of airlines and leasing companies canceled brand-new Boeing aircraft that the Boeing Company could not deliver within 12 months of the contracted delivery date. And that's a normal contractual provision with Airbus and Embraer and Boeing. If the OEM can't deliver the airplane after one year, the customer can walk away, get their money back and get all their deposits and so on.

So we have a situation now where there are quite a number of aircraft that have been canceled, that have been built and, in many cases, they're not ready for delivery. They've been built but they're not fully completed and certified. So we could have situations in the next 12 to 18 months where the OEMs will come to us and say, "Look, we have this airplane already built for airline X. Can we interest you in acquiring that aircraft at some kind of a discount just to be able to get the cash into the OEM," which is obviously right now a precious commodity. So there could be pop-up opportunities for brand-new aircraft with airlines that we already have a good relationship with.

Operator: And your next question comes from the line of Hillary Cacanando from Deutsche Bank.

Hillary Cacanando: So one of your competitors in Asia have said that they are seeing horrendous numbers in terms of, I guess, insurance premiums following the sanctions. They said premiums for renewals coming up are very high and that the aviation industry may have to rethink how they do insurance.

So I just wanted to see if that what you're seeing in the insurance market as well? And just your thoughts on what you think if there'll be changes to the insurance premium and the way the aviation industry handles premiums. So today, do they continue to insure the same amount, less, more. Just your thoughts on that.

Gregory B. Willis: Hillary, this is Greg. I think it's too soon to say what's going to happen with the market. And I think a lot of people are in market right now. So maybe we can revisit this later in the year to figure out how this whole industry is going to shake out, because they've never seen this type of an event before.

So I mean, clearly, we've seen confiscations, insured losses for individual aircraft that have gone down, but nothing to this magnitude. So I think we'll have to wait and see on how the story plays out before we further comment.

Hillary Cacanando: Okay, got it. And then just a follow-up. You obviously talked about the impact of higher oil prices and a rising interest rate environment. I was wondering if you could also discuss your thoughts on rising U.S. dollar, dollar appreciation in the market, is it good or bad? Like how -- just your thoughts on the impact to the leasing industry, given that your customers are very international.

Gregory B. Willis: Typically, when expenses go up for the airlines, it tends to bias them towards trying to lease aircraft because there's a lower cash effect of leasing aircraft versus going out there and buying and financing itself. So typically a stronger U.S. dollar pushes airlines towards leasing aircraft.

Operator: And our final question comes from the line of Helane Becker from Cowen.

Tom Fitzgerald: This is Tom Fitzgerald on for Helane. I'm just curious if -- since the war in Ukraine, if you guys have reevaluated how you assess country risk and then just how you're thinking about that. It seems like maybe de-globalization is too strong of a word, but there's some type of decoupling more to tailors than it had been five years ago. I appreciate your thoughts.

John L. Plueger: Well, our outlook and our risk assessment really haven't changed materially. I think it would have been anyone as evidenced by many, many hundreds of corporations, large and small, doing business in Russia. It's hard to envision this activity.

However, I would comment, for example, that we have pursuant to not this specific Russia-Ukraine action. But again, as part of our normal customer concentration risk reviews, about four or five years ago our business in China represented about, I'm guessing, I think it was around 22-or-so percent, right, Greg? Of our overall business. And now we're down to about 13%, 12%, 13%, because we are mindful and have been watching, again since before the Russia-Ukraine invasion, we've been watching the political tensions increase along those regards.

So, we think it's going to be -- remain okay. But my point is, through our normal course of action, we've done this already, and I offered an example of China. Just know that every -- we continuously evaluate this risk on a regular and systematic basis. And as a result of that, for example, we did, as I mentioned, reduced -- have been reducing our China exposure. And we'll likely continue reduction of that proposed exposure for a while.

Steven F. Udvar-Hazy: And just to add to John's comments, we deliberately had a policy of not leasing any aircraft to airlines in Russia that were government-owned. Secondly, we only had two aircraft in Ukraine, one Boeing 737-800 and one Airbus aircraft. And all of those aircraft were used in international operations, and we recovered those aircraft from Ukraine, at the very beginning of the invasion at the end of February. So we are extremely focused on these geopolitical risk elements. And unfortunately, none of us even in the intelligence community, could predict the massive impact of this invasion.

Operator: Thank you, and we have reached the end of our Q&A session. I would now like to hand the conference back to Mr. Jason Arnold for the closing remarks.

Jason Arnold: Thank you, everyone, for your time participating in our first quarter call today. We look forward to speaking with you again when we report second quarter results. Operator, thank you, and please disconnect the line.

Operator: Thank you. Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.